SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
December 27, 2007
ANADARKO PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices including Zip Code)
          (832) 636-1000
(Registrant’s telephone number, including area code)
          N.A.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 27, 2007, Anadarko Petroleum Corporation (“Anadarko”) completed a transaction with Pecos Investors LLC (“Pecos”), an entity created and capitalized by a group of third-party investors. The transaction was designed to begin to monetize substantially all of Anadarko’s midstream assets and has no effect on Anadarko’s previously announced plans related to Western Gas Partners, LP or Anadarko’s expectations related thereto. The transaction steps and related corporate actions consisted of, among other things, the following:
•	Anadarko formed WGR Asset Holding Company LLC (“WGRAH”), an indirect wholly-owned subsidiary of Anadarko, and transferred to WGRAH the direct ownership of or rights to substantially all of Anadarko’s midstream assets;
•	Trinity Associates Class A Holdings LLC, an Anadarko subsidiary (“Trinity Holdings”), and Pecos became members of Trinity Associates LLC (“Trinity”) pursuant to the Amended and Restated Limited Liability Company Agreement of Trinity (the “Trinity LLC Agreement”);
•	Trinity Holdings contributed $100 million to Trinity in exchange for the entire common equity, or Class A membership interest, in Trinity and Pecos contributed $2.2 billion to Trinity in exchange for the entire preferred equity, or Class B membership interest, in Trinity;
•	Trinity loaned $2.2 billion to WGRAH pursuant to the WGRAH Term Loan Agreement (the “Loan Agreement”); and
•	Pursuant to an agreement (the “Sponsor Agreement”), Anadarko guaranteed certain obligations of its subsidiaries under the Trinity LLC Agreement and the Loan Agreement (excluding any obligation to repay principal and interest under the Loan Agreement).
Proceeds from the transaction will be used to reduce Anadarko’s acquisition-related debt. The following is an overview of the material terms of the material transaction documents:
     Loan Agreement . Under the Loan Agreement, WGRAH borrowed $2.2 billion from Trinity. The outstanding principal amount under the Loan Agreement matures in 2012, subject to renewal provisions, and bears interest quarterly at a rate equal to three-month LIBOR plus a margin of 130 basis points, subject to increases of up to an additional 100 basis points based on Anadarko’s credit ratings. The loan is guaranteed by all of WGRAH’s subsidiaries, and the obligations under the Loan Agreement include restrictions on certain of its and its subsidiaries’ assets under certain circumstances.
     The Loan Agreement requires WGRAH to maintain specified minimum debt/EBITDA ratios (as EBITDA is calculated under that agreement), and also contains customary covenants that, among other things, restrict third-party distributions by WGRAH, transactions with affiliates and the incurrence of additional indebtedness by WGRAH and its subsidiaries. WGRAH may prepay all or any portion of the Loan Agreement at any time and may sell assets provided it remains in compliance with the minimum debt/EBITDA covenant on a pro forma basis. Upon the occurrence of certain events of default (including payment defaults to Trinity under the Loan Agreement), WGRAH’s obligations under the Loan Agreement may be accelerated.
     Trinity LLC Agreement . The Trinity LLC Agreement provides that Trinity Holdings is the managing member of Trinity; however, effectively all actions by Trinity require the unanimous approval of both Trinity Holdings and Pecos. Trinity used $2.2 billion of its capital to make a loan to WGRAH subject to the Loan Agreement. Trinity will invest the remaining $100 million of its capital in U.S. Treasury securities and other permitted investments. All payments of interest and principal that Trinity receives from WGRAH must immediately be distributed to Pecos in respect of Pecos’s preferred Class B membership interest. Trinity Holdings may not transfer its interest in Trinity to any party other than another Anadarko subsidiary.
     Sponsor Agreement . Under the Sponsor Agreement, Anadarko guarantees the performance by WGRAH and Trinity Holdings of their obligations under the transaction documents, except that Anadarko does not guarantee the repayment of principal or the payment of interest by WGRAH under the Loan Agreement.

Item 7.01	Regulation FD Disclosure
     On December 27, 2007, Anadarko issued a press release announcing the completion of the transaction described in Item 2.03 above. The press release is included in this Current Report on Form 8-K as Exhibit 99.1.
     The information in this Item 7.01 (including Exhibit 99.1) is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit
Number	Description

99.1	Anadarko Press Release, dated December 27, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

ANADARKO PETROLEUM CORPORATION (Registrant)
December 27, 2007	By:	/s/ Robert K. Reeves
Robert K. Reeves
Senior Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Anadarko Press Release, dated December 27, 2007.